Exhibit 99.1
ORION ENGINEERED CARBONS ANNOUNCES INTERIM CASH DIVIDEND

Houston – February 28, 2020 - Orion Engineered Carbons S.A. (NYSE: OEC) (the “Company”), a worldwide supplier of specialty and high-performance Carbon Black, today announced that its board of directors has declared an interim dividend to be paid in the first quarter of 2020 in the amount of $0.20 per Common Share of the Company.

The interim dividend will be paid on March 31, 2020, to holders of record as of the close of business on March 10, 2020.

Luxembourg withholding tax at a rate of 15% will be deducted from each interim dividend, subject to certain exemptions and reductions in certain circumstances.

About Orion Engineered Carbons S.A.

Orion is a worldwide supplier of Carbon Black. Orion group produces a broad range of Carbon Blacks that include high-performance Specialty Gas Blacks, Acetylene Blacks, Furnace Blacks, Lamp Blacks, Thermal Blacks and other Carbon Blacks that tint, colorize and enhance the performance of polymers, plastics, paints and coatings, inks and toners, textile fibers, adhesives and sealants, tires, and mechanical rubber goods such as automotive belts and hoses. Orion runs 14 global production sites. The group has approximately 1,450 employees worldwide. For more information please visit the Orion website www.orioncarbons.com.

Contact

Orion Engineered Carbons S.A.
Investor Relations
Diana Downey, +1 832-589-2285
Investor-Relations@orioncarbons.com